EXHIBIT 4.1

ALDER BIOPHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

April 16, 2012

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 16th day of April, 2012, by and among Alder BioPharmaceuticals, Inc., a Delaware corporation (the “Company”), the holders of the Company’s Series A Preferred Stock listed on Schedule A attached hereto (the “Series A Holders”), the holders of the Company’s Series B Preferred Stock listed on Schedule A attached hereto (the “Series B Holders”), the holders of the Company’s Series C Preferred Stock listed on Schedule A attached hereto (the “Series C Holders”), the holders of Series D Preferred Stock listed on Schedule A attached hereto (the “Series D Holders,” and together with the Series A Holders, the Series B Holders and the Series C Holders, the “Investors” and each individually, an “Investor”), and Randall Schatzman, Mark Litton and John Latham, each of whom is herein referred to as a “Founder.”

RECITALS

WHEREAS, the Company, the Founders, the Series A Holders, the Series B Holders and the Series C Holders have previously entered into an Amended and Restated Investors’ Rights Agreement dated as of December 28, 2007 (the “Prior Rights Agreement”), pursuant to which the Company granted the Founders, the Series A Holders, the Series B Holders and the Series C Holders certain rights;

WHEREAS, the Company and certain of the Investors are parties to the Series D Preferred Stock Purchase Agreement of even date herewith (the “Series D Agreement”);

WHEREAS, in order to induce such Investors to purchase Series D Preferred Stock (the “Series D Preferred Stock” or together, with the Company’s Series A Preferred Stock, Company’s Series B Preferred Stock and the Company’s Series C Preferred Stock, the “Preferred Stock”) and invest funds in the Company pursuant to the Series D Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issued or issuable to them and certain other matters as set forth herein; and

WHEREAS, the Company, the Founders, the Series A Holders, the Series B Holders and the Series C Holders each desire to amend and restate the Prior Rights Agreement to add the Series D Holders as parties to this Agreement and make certain other changes.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

A. Amendments of Prior Rights Agreement; Waiver of Right of First Offer. Effective and contingent upon execution of this Agreement by the Company and the holders of at least sixty percent (60%) of Common Stock issuable or issued upon conversion of the Series A

Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, taken together as a single class, and upon closing of the transactions contemplated by the Series D Agreement, the Prior Rights Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and the Company, the Founders, and the Investors hereby agree to be bound by the provisions hereof as the sole agreement of the Company, the Founders and the Investors with respect to registration rights of the Company’s securities and certain other rights, as set forth herein. The Series A Holders, the Series B Holders and Series C Holders that are Major Investors (as that term is defined in the Prior Rights Agreement) hereby waive the Right of First Offer, including the notice requirements, set forth in the Prior Rights Agreement with respect to the issuance of Series D Preferred Stock.

1. Registration Rights. The Company covenants and agrees as follows:

1.1 Definitions. For purposes of this Section 1:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) The term “Founders’ Stock” means the shares of Common Stock issued to the Founders.

(d) The term “Holder” means any Investor or Founder owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof.

(e) The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Act.

(f) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(g) The term “Qualified Public Offering” means a sale of the Company’s Common Stock in a firm commitment underwritten public offering on the New York Stock Exchange or NASDAQ National Market pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, that results in aggregate proceeds to the Company, net of underwriting expenses, in excess of $40,000,000.

(h) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(i) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock, (ii) the Founders’ Stock, provided, however, that for the purposes of Section 1.2, 1.4 or 1.12 the Founders’ Stock shall not be deemed Registrable Securities and the Founders shall not be deemed Holders, and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his, her or its rights under this Section 1 are not assigned and any shares of Common Stock (“Special Mandatory Conversion Shares”) issued upon conversion of Preferred Stock pursuant to Section 3 hereof.

(j) The number of shares of “Registrable Securities” outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(k) The term “Rule 144” shall mean Rule 144 under the Act.

(l) The term “SEC” shall mean the Securities and Exchange Commission.

1.2 Request for Registration.

(a) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the earlier of (i) December 28, 2015 or (ii) twelve (12) months after the effective date of the Initial Offering, a written request from (A) in the case of the first registration to be effected pursuant to this Section 1.2, the Holders of at least fifty-one percent (51%) or more of the Registrable Securities then outstanding, or (B) in the case of any permitted subsequent request following the first registration effected pursuant to this Section 1.2, the holders of at least twenty-five percent (25%) of the Registrable Securities then outstanding (in any such case, for purposes of this Section 1.2, the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of at least twenty percent (20%) of the Registrable Securities and with an anticipated aggregate offering price of at least $7,500,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use all commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 1.2:

(i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(ii) after the Company has effected two (2) registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective; or

(iii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date one hundred twenty (120) days following the effective date of a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

(iv) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

1.3 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 4.5, the Company shall, subject to the provisions of Section 1.3(c), use all commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include shares in such registration of such termination or withdrawal. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(c) Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. For purposes of the preceding sentence concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.4 Form S-3 Registration. In case the Company shall receive from any Holders of Registrable Securities (for purposes of this Section 1.4, the “Initiating Holders”) a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use all commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

(i) if Form S-3 is not available for such offering by the Holders; or

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriting discounts) of less than $500,000; or

(iii) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.4 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered); or

(iv) if the Company has, within the six (6) month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 1.4 or has already effected an aggregate of six (6) registrations on Form S-3 for the Holders pursuant to this Section 1.4; or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.4 and the Company shall include such information in the written notice referred to in Section 1.4(a). The provisions of Section 1.2(b) shall be applicable to such request (with the substitution of Section 1.4 for references to Section 1.2).

(d) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Sections 1.2.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of at least one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) cause all such Registrable Securities registered pursuant to this Section 1 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed; and

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

Notwithstanding the provisions of this Section 1, the Company shall be entitled to postpone or suspend, for a period not to exceed sixty (60) days, the filing, effectiveness or use of, or trading under, any registration statement if the Company shall determine that any such filing or the sale of any securities pursuant to such registration statement would in the good faith judgment of the Board of Directors of the Company:

(i) materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board of Directors of the Company has authorized negotiations;

(ii) materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or

(iii) require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders;

provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates).

The Company may extend the suspension period for an additional consecutive sixty (60) days with the consent of the holders of a majority of the Registrable Securities registered under the applicable registration statement, which consent shall not be unreasonably withheld. No more than two (2) such suspension periods shall occur in any twelve (12) month period. In the event of the suspension of effectiveness of any registration statement pursuant to this Section 1.5, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.

1.6 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

1.7 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications under Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company. All selling expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or

Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless, in the case of a registration requested under Section 1.2, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2 and provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain all of their rights pursuant to Section 1.2 and 1.4.

1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any other federal or state laws or any rule or regulation promulgated under the Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection l.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter or other aforementioned person, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of such Holder or underwriter or other aforementioned person to such person, if required by law to have been so delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any other federal or state laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection l.9(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection l.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this subsection l.9(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.9(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and otherwise.

1.10 Reports Under the 1934 Act . With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Offering;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, member, limited partner, retired partner or stockholder of a Holder, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, or (iii) after such assignment or transfer, holds at least 1,500,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 1.13 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 1.2, Section 1.3 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

1.13 “Market Stand-Off” Agreement.

(a) Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80)

days but subject to such extension or extensions, not to exceed 18 days after expiration of the initial 180-day period, as may be required by the underwriters in order to publish research reports while complying with NASD Rule 2711 or NYSE Member Rule 472 or any successor rule or regulation) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the effectiveness of the Registration Statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 1.13 shall apply only to the Company’s initial offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors, Key Common Holders (as defined in the Company’s First Refusal and Co-Sale Agreement dated of even date herewith) and greater than one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with the Company’s Initial Offering are intended third-party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s Initial Offering that are consistent with this Section 1.13 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

(b) Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other person subject to the restriction contained in this Section 1.13):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

1.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 (i) after five (5) years following the consummation of the Initial Offering, or (ii) as to any Holder, such earlier time after the Initial Offering at which such Holder (A) can sell all shares held by it in compliance with Rule 144 or (B) holds one percent (1%) or less of the Company’s outstanding Common Stock and all Registrable Securities held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144. Notwithstanding the foregoing, no Holder shall be entitled to exercise any right provided for in this Section 1 with respect to any Special Mandatory Conversion Shares.

2. Covenants of the Company.

2.1 Delivery of Financial Statements. The Company shall, upon request, deliver to each Investor (or transferee of an Investor) that holds at least 2,000,000 shares of Common Stock issuable or issued upon conversion of the Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like, but excluding any Special Mandatory Conversion Shares and including any shares held by any affiliate of a fund Investor) (a “Major Investor”):

(a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

(c) within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

(d) as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year and, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(e) with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; and

(f) such other information relating to the financial condition, business or corporate affairs of the Company as the Major Investor may from time to time request, provided, however, that the Company shall not be obligated under this subsection (f) or any other subsection of Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.

2.2 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers, after consultation with legal counsel, to be a trade secret or similar confidential information.

2.3 Assignment/Termination of Information and Inspection Covenants. The rights to cause the Company to provide information pursuant to Sections 2.1 and 2.2 may be assigned (but only with all related obligations) by an Investor to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, limited partner, retired partner or stockholder of an Investor, (ii) is an Investor’s family member or trust for the benefit of an individual Investor, or (iii) after such assignment or transfer, holds at least 2,000,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like and including any shares held by any affiliate of a fund Investor). The covenants set forth in Sections 2.1 and 2.2 shall terminate and be of no further force or effect upon the earlier to occur of (x) the consummation of the Qualified Public Offering, (y) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur, or (z) the consummation of a Liquidation Event, as that term is defined in the Company’s Certificate of Incorporation (as amended from time to time).

2.4 Right of First Offer. Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.4, the term “Major Investor” includes (i) if the Major Investor is a partnership, corporation or other entity, any general partners and affiliates, including affiliated venture capital funds, of such Major Investor, or (ii) if the Major Investor is an individual, trusts for the benefit of such Major Investor or his or her immediate family members. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates, immediate family members or trusts in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a) The Company shall deliver a notice in accordance with Section 4.5 (“Notice”) to the Major Investors, and, in the case of a Down-Round Financing (as defined below), the former Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms upon which it proposes to offer such Shares.

(b) By written notification received by the Company within fifteen (15) calendar days after the giving of Notice, each Major Investor may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock issuable or issued upon conversion of the Preferred Stock and held by such Major Investor (but excluding any Special Mandatory Conversion Shares) bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding and including any Special Mandatory Conversion Shares). The Company shall promptly, in writing, inform each Major Investor that elects to purchase all the shares available to it (a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the five (5) day period commencing after such information is given, each Fully-Exercising Investor may elect to purchase that portion of the Shares for which Major Investors were entitled to subscribe, but which were not subscribed for by the Major Investors, that is equal to the proportion that the number of shares of Common Stock issuable or issued upon conversion of the Preferred Stock and held by such Fully-Exercising Investor (but excluding any Special Mandatory Conversion Shares) bears to the total number of shares Common Stock issuable or issued upon conversion of the Preferred Stock and held by all Fully-Exercising Investors who wish to purchase some of the unsubscribed shares (but excluding any Special Mandatory Conversion Shares).

(c) If all Shares that Major Investors are entitled to obtain pursuant to subsection 2.4(b) are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than that, and upon terms no more favorable to the Major Investor than those, specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this Section 2.4 shall not be applicable to (i) the issuance or sale of Common Stock (or options or warrants therefor) to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to written plans or agreements approved by the Company’s Board of Directors, (ii) securities issued pursuant to a stock dividend or distribution on Preferred Stock, stock split or similar reorganization, (iii) the issuance of securities in a Qualified Public Offering, (iv) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (v) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise that is approved by the Company’s Board of Directors, (vi) the issuance and sale of Series D Preferred Stock pursuant to the Series D Agreement, (vii) the issuance of stock, warrants or other securities or rights to persons or entities pursuant to corporate partnering agreements, provided such issuances are primarily for other than equity financing purposes and are approved by the Board of Directors of the Company, or (viii) securities issued or issuable pursuant to equipment lease financings or bank credit arrangements, provided such issuances are primarily for other than equity financing purposes and are approved by the Board of Directors of the Company. In addition to the foregoing, the right of first offer in this Section 2.4 shall not be applicable with respect to any Major Investor in any subsequent offering of Shares if (i) at the time of such offering, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) of the Act and (ii) such offering of Shares is otherwise being offered only to accredited investors.

(e) The rights provided in this Section 2.4 may not be assigned or transferred by any Major Investor; provided, however, that a Major Investor that is a venture capital fund may assign or transfer such rights to an affiliated venture capital fund or partners of such funds.

(f) Notwithstanding any of the foregoing in this Section 2.4, if the Company proposes to offer any Shares (excluding shares described in Section 2.4(d)) in an equity financing with a primary purpose of raising capital for the Company and at a price per share less than that received by the Company in any previous equity financing (as adjusted for stock splits, stock dividends, recapitalizations or the like) (such financing, a “Down-Round Financing”), then a right of first offer to participate in such Down-Round Financing shall apply with respect to any Special Mandatory Conversion Shares held by any Major Investor or former Major Investor. In such event, each such Major Investor or former Major Investor may elect to purchase, in addition to any other right of first offer with respect to the issuance of the Shares held by such Major Investor pursuant to Section 2.4(b), at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that one-half (1/2) of the number of Special Mandatory Conversion Shares held by such Major Investor or former Major Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding and including any Special Mandatory Conversion Shares). The limited right of first offer set forth in this Section 2.4(f) shall be exercised by any such Major Investor or former Major Investor that this subsection applies to by providing the Company with written notification within fifteen (15) calendar days after the Company has delivered the Notice.

(g) The covenants set forth in this Section 2.4 shall terminate and be of no further force or effect upon the earlier of the consummation of (i) the Qualified Public Offering or (ii) a Liquidation Event, as that term is defined in the Company’s Certificate of Incorporation (as amended from time to time).

2.5 Proprietary Information and Inventions Agreements. The Company shall require all employees and consultants with access to confidential information to execute and deliver a Proprietary Information and Inventions Agreement or Consulting Agreement in substantially the form approved by the Company’s Board of Directors.

2.6 Employee Agreements. Unless approved by the Board of Directors of the Company, all future employees of the Company who shall purchase, or receive options to purchase, shares of the Company’s Common Stock following the date hereof shall be required to execute stock purchase or option agreements providing for (i) vesting of shares over a four-year period with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months thereafter, (ii) a 180-day lockup period in connection with the Company’s initial public offering and (iii) restrictions against transfer of non-vested stock (other than to a family trust). The Company shall retain a right of first refusal on transfers until the Company’s initial public offering and the right to repurchase unvested shares at cost. If the Company does not exercise such right of first refusal, the Company shall assign such right to the Investors on a pro-rata basis.

2.7 Drag Along Agreements. Any drag-along or equivalent agreement to which the Holders (and/or the Company) may become a party in the future shall provide that the liability for indemnification, if any, of such Holder in such sale is several, not joint, is pro rata in accordance with such Holder’s relative stock ownership of the Company, and will not exceed the consideration payable to such Holder, if any, in such sale of shares of capital stock of the Company (except in the case of potential liability for fraud or willful misconduct by such Holder).

2.8 Director’s Liability and Indemnification. Unless the Board of Directors of the Company approves otherwise, the Company shall maintain adequate directors and officers liability insurance with coverage limits customary for similarly situated companies, but in any event with coverage equal to at least $5,000,000.

2.9 Reimbursement of Certain Expenses. The Company will reimburse the members of the Board of Directors nominated by H.I.G. Venture Partners II, L.P., Delphi Ventures, TPG Biotechnology Partners II, L.P., Ventures West (or their affiliates) and Novo A/S pursuant to the Amended and Restated Voting Agreement for such member’s reasonable out-of-pocket expenses incurred in connection with his or her respective attendance at meetings of the Board of Directors of the Company.

2.10 Termination. The covenants set forth in Section 2.5 and Section 2.6 shall terminate and be of no further force or effect upon the consummation of (i) the Initial Offering or (ii) a Liquidation Event, as that term is defined in the Company’s Certificate of Incorporation (as amended from time to time).

3. Special Mandatory Conversion.

3.1 In the event:

(a) the Company consummates a financing that results in the sale of any shares of, or securities convertible into or exchangeable or exercisable for any shares of, its capital stock at a price per share that is less than the Original Issue Price (as defined in the Company’s Certificate of Incorporation (as amended from time to time)) of the Series D Preferred Stock, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations, or the like (an “Applicable Down Round Financing”);

(b) the Board of Directors of the Company (including at least one of the directors elected exclusively by the holders of each of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock) determines (with interested directors able to vote for purposes of this provision) in good faith that it is in the best interests of the Company for the holders of Preferred Stock of the Company to participate in such Applicable Down Round Financing (in which case such financing will be deemed a “Mandatory Offering”) and determines the aggregate dollar amount to be invested by all holders of Preferred Stock (the “Aggregate Investment Amount”), which amount may be more than or less than any particular holder’s right to participate in the financing pursuant to any contractual right of first offer or similar right;

(c) the Company delivers a notice (“Notice”) to the holders of Preferred Stock (1) stating the Company’s bona fide intention to consummate such financing, (2) indicating the number of securities to be offered, (3) indicating the price and terms upon which it proposes to offer such securities, (4) identifying the Pro Rata Share (as defined below) of each holder of Preferred Stock of the Aggregate Investment Amount, and (5) offering each holder of Preferred Stock the right to purchase such holder’s Pro Rata Share of the Aggregate Investment Amount within the time periods set forth in the Notice; and

(d) a holder and/or an affiliate of such holder (a “Non-Participating Holder”) does not acquire at least its Pro Rata Share of the Aggregate Investment Amount (whether or not such Aggregate Investment Amount is more than or less than the aggregate dollar amount actually received by the Company from the holders in connection with the Mandatory Offering, as may be the case, for example, if certain holders do not participate in the Mandatory Offering) within the time periods set forth in the Notice (provided that the time periods set forth in the Notice provide for the closing of such purchase and sale on a date that is no less than fifteen (15) business days from the delivery date of the Notice);

then that percentage of each Non-Participating Holder’s shares of Preferred Stock equal to the percentage of such Non-Participating Holder’s Pro Rata Share of the Aggregate Investment Amount not acquired by such Non-Participating Holder shall automatically and without further action on the part of such holder be converted, effective upon, subject to and concurrently with the consummation of the Mandatory Offering (the “Mandatory Offering Date”), into shares of

Common Stock of the Company at a Conversion Price equal to the Original Issue Price for such series (as adjusted for stock splits, stock dividends, recapitalizations or the like but without any adjustment by reason of consummation of the Mandatory Offering). For purposes of this Section 3, each holder’s Pro Rata Share of the Aggregate Investment Amount shall be an amount determined by multiplying the Aggregate Investment Amount by a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon conversion of each share of Preferred Stock then held by such holder and the denominator of which shall be the total number of shares of Common Stock issuable upon conversion of the Preferred Stock then outstanding. For purposes of calculating a holder’s Pro Rata Share, the applicable number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock shall be calculated based on the number of shares of Preferred Stock outstanding immediately following the closing of the Mandatory Offering, assuming full participation of all such holders of Preferred Stock in such Mandatory Offering; provided, however, a holder’s Pro Rata Share shall in no event exceed an amount equal to fifty percent (50%) of the aggregate amount that such holder has previously invested in the Company. For purposes of determining whether a holder has purchased its Pro Rata Share of the Aggregate Investment Amount, all shares held by affiliated holders shall be aggregated.

3.2 The holder of any shares of Preferred Stock converted pursuant to this Section 3 shall deliver to the Company during regular business hours at the office of any transfer agent of the Company for the Preferred Stock, or at such other place as may be designated by the Company, the certificate or certificates for the shares so converted, duly endorsed or assigned in blank or to the Company. As promptly as practicable thereafter, the Company shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of the Common Stock to be issued and such holder shall be deemed to have become a stockholder of record of Common Stock on the Mandatory Offering Date, unless the transfer books of the Company are closed on that date, in which event such holder shall be deemed to have become a stockholder of record of Common Stock on the next succeeding date on which the transfer books are open. From and after the Mandatory Offering Date, the certificate or certificates representing shares of Preferred Stock converted pursuant to this Section 3 shall represent the shares of Common Stock into which such shares of Preferred Stock were converted.

3.3 In the event that a holder of Preferred Stock converts any Preferred Stock into Common Stock pursuant to subsection 4(a) of the Company’s Certificate of Incorporation (as amended from time to time) within ninety (90) days prior to the date of closing of a Mandatory Offering, such holder shall be deemed to have converted such shares pursuant to this Section 3.

3.4 Notwithstanding any of the foregoing, this Section 3 shall not apply to a holder that, together with its affiliates, holds less than 500,000 shares of Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Preferred Stock).

3.5 POWER OF ATTORNEY. SOLELY IN CONNECTION WITH THE EFFECTUATION OF THE SPECIAL MANDATORY CONVERSION CONTEMPLATED BY THIS SECTION 3 IN CONNECTION WITH WHICH AN INVESTOR HAS NOT PURCHASED ITS PRO RATA SHARE OF THE AGGREGATE INVESTMENT AMOUNT IN A MANDATORY OFFERING, EACH INVESTOR HEREBY EXPRESSLY AND IRREVOCABLY APPOINTS THE COMPANY’S PRESIDENT AS SUCH INVESTOR’S ATTORNEY-IN-FACT TO TAKE ANY AND ALL SUCH OTHER ACTION IN CONNECTION WITH A SPECIAL MANDATORY CONVERSION EFFECTED IN ACCORDANCE WITH THIS SECTION 3. SUCH APPOINTMENT OF THE COMPANY’S PRESIDENT AS PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND MAY NOT BE REVOKED DURING THE TERM OF THIS AGREEMENT.

4. Miscellaneous.

4.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

4.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 4.5).

4.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.7 Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of at least sixty percent (60%) of Common Stock issuable or issued upon conversion of the Preferred Stock; provided, however, that if such amendment or waiver affects the Founders’ Stock (i) in a manner different than securities issued to the Investors and (ii) in a manner adverse to the interests of the holders of the Founders’ Stock, then such amendment shall require the consent of the holder or holders of a majority of the Founders’ Stock, provided further, that any amendment or waiver of Section 2.7 and Section 2.8 hereof shall require the written consent of Novo A/S and, provided further, that any amendment which is not generally applicable to all Investors that would adversely affect the rights of any Investor as compared to all other Investors shall only be effective with the written consent of such Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company.

4.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

4.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

4.10 Additional Investors. Notwithstanding Section 4.7, no consent shall be necessary to add additional Investors as signatories to this Agreement, provided that such Investors have purchased Series D Preferred Stock pursuant to the subsequent closing provisions of Section 1.3 of the Series D Agreement, as the same may hereafter be modified or amended.

4.11 Clarification. For purposes of clarification and the avoidance of doubt, the phrases “Common Stock issuable or issued upon conversion of the Preferred Stock” shall not include Common Stock that did not or will not derive from the Preferred Stock.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

ALDER BIOPHARMACEUTICALS, INC.

By:	/s/ Randall C. Schatzman
Name: Randall C. Schatzman, Ph.D.
Title: President and CEO

Address: 11804 North Creek Parkway South
Bothell, WA 98011

SIGNATURE PAGE TO ALDER BIOPHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

FOUNDERS

/s/ Randall Schatzman
Randall Schatzman

Address: 11804 North Creek Parkway South
Bothell, WA 98011

/s/ Mark Litton
Mark Litton

Address: 11804 North Creek Parkway South
Bothell, WA 98011

/s/ John Latham
John Latham

Address: 11804 North Creek Parkway South
Bothell, WA 98011

SIGNATURE PAGE TO ALDER BIOPHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

DELPHI VENTURES VII, L.P.

By:	Delphi Management Partners VII, LLC
General Partner

By:	/s/ Deepika R. Pakianatham
Name: Deepika R. Pakianathan
Title: Managing Member

Address: 3000 Sand Hill Road
Bldg 1, Suite 135
Menlo Park, CA 94025

DELPHI BIOINVESTMENTS VII, L.P.

By:	Delphi Management Partners VII, LLC
General Partner

By:	/s/ Deepika R. Pakianathan
Name: Deepika R. Pakianathan
Title: Managing Member

Address: 3000 Sand Hill Road
Bldg 1, Suite 135
Menlo Park, CA 94025

SIGNATURE PAGE TO ALDER BIOPHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

TPG BIOTECHNOLOGY PARTNERS II, L.P.

By:	TPG Biotechnology Genpar II, L.P.

By:	TPG Biotechnology Genpar Advisors
II, LLC , Its Manager

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

Address: 301 Commerce Street, Suite 3300
Fort Worth, Texas 76102

SIGNATURE PAGE TO ALDER BIOPHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTOR:

H.I.G. VENTURE PARTNERS II, L.P.

By:	H.I.G. Venture Advisors II, L.L.C.

By:	H.I.G. – GPII, Inc. Its Manager

By:	/s/ Richard Siegel
Richard Siegel
Name:	Authorized Signatory
Title:

Address: 1450 Brickell Avenue, 31st Floor
Miami, FL 33131

H.I.G. VENTURES - ALDER, LLC

By:	/s/ Richard Siegel
Richard Siegel
Name:	Authorized Signatory
Title:

Address: 1450 Brickell Avenue, 31st Floor
Miami, FL 33131

SIGNATURE PAGE TO ALDER BIOPHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTOR:

SEVIN ROSEN FUND IX L.P.

By:	SRB Associates IX L.P.
Its General Partner
By:	SRB Associates IX L.L.C.
Its General Partner

By:	/s/ John V. Jaggers
Member

John V. Jaggers
Print Name

SEVIN ROSEN IX AFFILIATES FUND L.P.

By:	SRB Associates IX L.P.
Its General Partner
By:	SRB Associates IX L.L.C.
Its General Partner

By:	/s/ John V. Jaggers
Member

John V. Jaggers
Print Name

Address: c/o The Sevin Rosen Funds
13455 Noel Road, Suite 1670
Dallas, Texas 75240

SIGNATURE PAGE TO ALDER BIOPHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

The Dow Family Trust

By:	/s/ Stephen Dow
Name:	Stephen Dow
Title:	Trustee

Address:

SIGNATURE PAGE TO ALDER BIOPHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTOR:

VENTURES WEST 8 LIMITED PARTNERSHIP

By:	its general partner,
Ventures West 8 Management Ltd.

By:	/s/ Kenneth Galbraith	/s/ David Berkowitz
Name:	Kenneth Galbraith	David Berkowitz
Title:	Senior VP	Senior VP

Address: 999 West Hastings Street, Suite 400
Vancouver, British Columbia
Canada V6C 2W2

SIGNATURE PAGE TO ALDER BIOPHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTOR:

WASHINGTON RESEARCH FOUNDATION

/s/ Jeff Eby
Jeff Eby, CFO

Address: 2815 Eastlake Avenue East
Suite 300
Seattle, WA 98102-3086

SIGNATURE PAGE TO ALDER BIOPHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTOR:

NOVO A/S

By:	/s/ Peter Moldt
Name: Peter Moldt
Title: Partner

Address: Tuborg Havnevej 19
DK 2900 Hellerup
Denmark

SIGNATURE PAGE TO ALDER BIOPHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTOR:

/s/ Paul Abrams
Paul Abrams, MD, JD

Address:

SIGNATURE PAGE TO ALDER BIOPHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTOR:

/s/ Alan Bruce Montgomery
Alan Bruce Montgomery

Address:

SIGNATURE PAGE TO ALDER BIOPHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTOR:

/s/ Clay B. Siegall
Clay B. Siegall

Address:

SIGNATURE PAGE TO ALDER BIOPHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A

Series A Holders

Sevin Rosen Bayless Management Company

Sevin Rosen IX Affiliates Fund L.P.

Sevin Rosen Fund IX L.P.

Ventures West 8 Limited Partnership

Washington Research Foundation

Paul Abrams, MD, JD

Karl Erik and Ingegerd Hellstrom, husband and wife

Jeffrey Howbert, Ph.D.

HEWM/VLG Investments LLC

Sonya Erickson

John Morrow

Chesterton Partners, LP

WS Investment Company, LLC (2005A)

WS Investment Company, LLC (2005C)

Series B Holders

H.I.G. Venture Partners II, L.P.

H.I.G. Ventures—Alder, LLC

Sevin Rosen Bayless Management Company

Sevin Rosen IX Affiliates Fund L.P.

Sevin Rosen Fund IX L.P.

Ventures West 8 Limited Partnership

Washington Research Foundation

Clay B. Siegall

VLG Investments 2006 LLC

John Robertson

Sonya F. Erickson

Series C Holders

Delphi Ventures VII, L.P.

Delphi BioInvestments VII, L.P.

TPG Biotechnology Partners II, L.P.

H.I.G. Venture Partners II, L.P.

H.I.G. Ventures—Alder, LLC

Sevin Rosen IX Affiliates Fund L.P.

Sevin Rosen Fund IX L.P.

Ventures West 8 Limited Partnership

Washington Research Foundation

Karl Erik and Ingegerd Hellstrom, husband and wife

Series D Holders

Delphi Ventures VII, L.P.

Delphi BioInvestments VII, L.P.

TPG Biotechnology Partners II, L.P.

H.I.G. Venture Partners II, L.P.

H.I.G. Ventures—Alder, LLC

Sevin Rosen IX Affiliates Fund L.P.

Sevin Rosen Fund IX L.P.

The Dow Family Trust

Ventures West 8 Limited Partnership

Washington Research Foundation

Clay B. Siegall

Alan Bruce Montgomery

Paul Abrams, MD, JD

Novo A/S

Schering Corporation and/or its affiliates or assignees